Exhibit 10.01

July 12, 2006

Robert Swan

Dear Bob,

The Compensation Committee of the Board of Directors of eBay Inc. has authorized eBay Inc. (“eBay”) to provide you additional relocation assistance to supplement the relocation package provided to you in your offer letter dated February 10, 2006 and is meant to facilitate your relocation from Plano, Texas to the San Francisco Bay Area in light of the condition of the Plano, Texas residential real estate market.

Consistent with the foregoing, eBay agrees to pay you the difference, if any, between $3,000,000 and the sales price of your Plano, Texas home, up to a maximum amount of $700,000, and assist you with certain other relocation-related costs and expenses associated with the sale of your Plano home (the “Payment Amount”). In addition, eBay agrees to provide you a tax reimbursement for income attributed to you arising from your receipt of any Payment Amount.

In the event that either you voluntarily terminate your employment with eBay or eBay terminates you for Cause on or prior to July 7, 2010, you agree to repay to eBay a prorated portion of the Payment Amount, with such repayment obligation decreasing by 1/48th of the total amount for each full month of employment elapsed between July 7, 2006 and any such event.

For purposes of this agreement, “Cause” shall mean (i) indictment or conviction of any felony or any crime involving dishonesty or moral turpitude; (ii) participation in any fraud against eBay; (iii) gross misconduct; (iv) conduct which in the good faith and reasonable, factual determination of the Board of Directors of eBay Inc. demonstrates unfitness to serve; or (v) willful and material breach of your duties to eBay.

Sincerely,

/s/ Michael R. Jacobson
Michael R. Jacobson
Secretary

AGREED AND ACCEPTED:

/s/ Robert Swan
Robert Swan

July 12, 2006
Date